                                                                   EXHIBIT 5.1



                        [Letterhead of Venture Law Group]
                                   July 10, 2000


Rosetta Inpharmatics, Inc.
12040 115th Ave. NE
Kirkland, WA  98034

     REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-32780)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-32780) (the "REGISTRATION STATEMENT") filed by you, Rosetta Inpharmatics, Inc., with the Securities and Exchange Commission on March 17, 2000, as subsequently amended, in connection with the registration under the Securities Act of 1933 of shares of your Common Stock (the "SHARES"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                       Sincerely,

                                       VENTURE LAW GROUP
                                       A Professional Corporation

                                       /s/ Mark J. Handfelt

                                       VENTURE LAW GROUP